Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2006, accompanying the financial statements in the Annual Report of Gulfport Energy Corporation on Form 10-KSB for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

July 12, 2006